    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1998
                                                      REGISTRATION NO. 333-48149
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------


                           MEDICAL MANAGER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


          DELAWARE                                            59-3396629
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification No.)



                        3001 NORTH ROCKY POINT DRIVE EAST
                                    SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                          FREDERICK B. KARL, JR., ESQ.
                  3001 NORTH ROCKY POINT DRIVE EAST, SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   ----------

                                   COPIES TO:

                             BRADLEY D. HOUSER, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                          SUNTRUST INTERNATIONAL CENTER
                         ONE S.E. 3RD AVENUE, 28TH FLOOR
                            MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                                   PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF             AMOUNT TO           PROPOSED MAXIMUM       AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED        BE REGISTERED     OFFERING PRICE PER SHARE       PRICE (1)        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per      152,935 sh.              $25.50(1)             $3,819,842.50          $1,127
share
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                 152,935 SHARES

                           MEDICAL MANAGER CORPORATION

                                  COMMON STOCK

         This Prospectus relates to an aggregate of 152,935 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Medical Manager Corporation (the "Company"), which may be offered for sale hereby, from time to time, for the account of the persons listed herein (the "Selling Stockholders") who have acquired certain of the Shares in acquisitions of businesses or assets by the Company not involving a public offering. The Shares are being registered under the Securities Act on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring certain of the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to such Shares. See "Selling Stockholders" and "Plan of Distribution."

         The Selling Stockholders and brokers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Stockholders or such brokers on the sale of the Shares may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "MMGR." On March 16, 1998, the last reported sales price of the Common Stock as reported by Nasdaq was $28 1/16 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 March __, 1998

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS

                                                                       PAGE

Available Information ...............................................    2
The Company .........................................................    3
Risk Factors ........................................................    5
Use of Proceeds .....................................................   11
Selling Stockholders ................................................   12
Description of Capital Stock ........................................   13
Plan of Distribution ................................................   16
Legal Matters .......................................................   17
Experts .............................................................   17
Incorporation of Certain Documents by Reference .....................   17

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300 New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.



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



                                   THE COMPANY

         Medical Manager Corporation ("the Company") was founded in July 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager(R) software, a leading physician practice management system for independent physicians, independent physician associations, management service organizations ("MSOs"), physician practice management organizations, managed care organizations and other providers of health care services in the United States.

         The Company's strategy is to integrate its research and development, sales, marketing and support resources and to build upon its leadership position as the most widely utilized physician practice management system. Key elements of this strategy include: (i) capitalizing on the Company's national market presence and the synergies created by the Mergers (as hereinafter defined) and the Company's subsequent acquisitions, as discussed below; (ii) consolidating and rationalizing the existing national network of independent dealers for The Medical Manager system; (iii) increasing penetration of MSOs and other large physician groups; (iv) cross-selling existing and new products and services to the Company's installed client base; and (v) expanding the Company's offering of health care information products and services.

         Simultaneously with the consummation of the initial public offering of the Common Stock in February 1997 (the "IPO"), the Company acquired in separate mergers (the "Mergers") the following companies: (i) Personalized Programming, Inc., the owner and developer of The Medical Manager software; (ii) Systems Plus, Inc., the long-time national distributor of The Medical Manager software;
(iii) National Medical Systems, Inc., a national dealer of The Medical Manager software located in Tampa, Florida; (iv) RTI Business Systems, Inc., a large, regional dealer of The Medical Manager software in South Bend, Indiana; and (v) Systems Management, Inc., a large, regional dealer of the Medical Manager software in Albany, New York (collectively, the "Founding Companies"), which became separate, wholly-owned subsidiaries of the Company.

         Subsequent to the consummation of the IPO, the Company executed and closed agreements to acquire the following resellers of The Medical Manager software (the "Acquired Companies") in transactions which were accounted for using the pooling of interests method of accounting: (i) The Computer Clinic, Inc. and its affiliates ("Computer Clinic") based in Valhalla, New York; (ii) Adaptive Health Systems of Washington, Inc. ("Adaptive Health") based in Federal Way, Washington; (iii) LSM Computing, Inc. ("LSM") based in Somerville, New Jersey; (iv) Specialized Systems, Inc. ("Specialized Systems") based in Van Nuys, California; (v) Treister-Thorne, Inc. d/b/a Advanced Medical Management, Inc. ("Advanced Medical") based in Houston, Texas; (vi) UNICO, Inc. ("UNICO") based in Evansville, Indiana; (vii) Medysis, Inc. ("Medysis") based in Fort Wayne, Indiana; (viii) Computers for Medicine Corporation and Carecom, Inc. (collectively, "Computers for Medicine") based in Englewood, Colorado; (ix) Unisource Systems, Inc. ("Unisource") based in Corpus Christi, Texas; and (x) CompRx Systems Corporation ("CompRx") based in Hauppauge, New York. Each of these acquisitions closed during the year ended December 31, 1997.

         Also subsequent to the consummation of the IPO, the Company executed and closed definitive agreements to acquire substantially all of the assets or all of the outstanding equity securities of the following resellers of The Medical Manager software (the "Purchased Companies") in transactions which were accounted for using the purchase method of accounting: (i) Artemis, Inc. ("Artemis") based in Indianapolis, Indiana; (ii) Boston Computer Systems, Inc. ("Boston Computer") based in Norwood, Massachusetts; (iii) Package Computer Systems, Inc. d/b/a PAC-COMP ("PAC-COMP") based in Sterling Heights, Michigan;
(iv) Matrix Computer Consultants, Inc. ("Matrix") based in Norman, Oklahoma; (v) Professional Management Systems, Inc. ("PMSI") based in St. Charles, Illinois;
(vi) AMSC, Inc. ("AMSC") based in Orlando, Florida, together with its wholly-owned subsidiary, AMSC Midwest, Inc. ("AMSC Topeka") based in Topeka, Kansas; (vii) Data Concepts, Inc. ("Data Concepts") based in Boise, Idaho;
(viii) Medical Systems Consultants, Inc. ("MSCI") based in Boise, Idaho; (ix) Advanced Practice Management, Inc. ("APM") based in San Diego, California; (x) Medico Support Services, Inc. ("MSSI") based in Salem, Oregon; (xi) Companion Technologies of Florida, Inc.



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



("Companion Florida") based in Tampa, Florida; and (xii) Companion Technologies Corporation of Texas ("Companion Texas") based in Arlington, Texas. Each of these acquisitions closed during the year ended December 31, 1997.

         Following the acquisition of the Founding Companies, the Acquired Companies and the Purchased Companies, the Company was reorganized into eight wholly-owned subsidiaries, one of which engages in research and development activities, one of which coordinates national sales and marketing activities and the remaining six of which provide direct sales, marketing and support of the product to customers in each of the Company's six geographic regions.

         The Company's principal executive offices are located at 3001 North Rocky Point Drive East, Suite 100, Tampa, Florida 33607 and its telephone number is (813) 287-2990. The Common Stock is traded on Nasdaq under the symbol "MMGR."



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                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY. THE FOLLOWING FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS INVOLVING RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS.

LIMITED COMBINED OPERATING HISTORY

         The Company has been conducting operations and generating revenues through the combined efforts of the Founding Companies since the closing of the IPO in February 1997. The Company has been integrating the operations of these businesses and instituting the Company-wide systems and procedures that are necessary to successfully manage the combined enterprise on a profitable basis, but there are no guarantees that the Company will continue to operate and integrate the operations on a successful and profitable basis. The Company's management group has managed the combined entities and has implemented the Company's acquisition program by acquiring a number of independent dealerships. The acquired dealerships have begun to assimilate into the Company but there is no guarantee that they will be fully assimilated or that their employees will remain with the Company.

RISKS ASSOCIATED WITH THE ACQUISITION STRATEGY

         As part of its growth strategy, the Company intends to acquire additional independent dealers of The Medical Manager physician practice management system and complementary technologies. Increased competition for acquisition candidates among the independent dealers may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional dealers or complementary technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective the Company's national sales and marketing initiative. In addition, there can be no assurance that the Founding Companies or other dealers or complementary technologies acquired in the future will achieve anticipated revenue and earnings. There also can be no assurance that the existing dealer network will be receptive to the Company's acquisition program or that dealers who are not acquired by the Company will adhere to the Company's marketing, training, support and pricing directives, thereby impairing the Company's plans to rationalize its distribution network.

POSSIBLE NEED FOR ACQUISITION FINANCING

         The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept the Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. On January 14, 1998, the Company entered into a $10.0 million line of credit agreement with Barnett Bank of Tampa. The line of credit matures on January 14, 1999. There can be no assurance that the Company will be able to obtain financing beyond the maturity date of this line of credit.



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



DEPENDENCE ON PRINCIPAL PRODUCTS

         The Company currently derives a significant percentage of its revenue from sales of The Medical Manager core system. As a result, any event adversely affecting sales of its core product could have a material adverse effect on the Company's results of operations, financial condition or business. Revenue associated with existing products could decline as a result of several factors, including price competition and sales practices. There can be no assurance that the Company will continue to be successful in marketing its current products or any new or enhanced products.

DEPENDENCE ON PROPRIETARY SOFTWARE

         The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of the Company's management and otherwise have a material adverse effect on the Company's results of operations, financial condition or business.

PROPRIETARY RIGHTS AND LICENSES

         The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company distributes its products under software license agreements that grant clients a nonexclusive, nontransferable license to the Company's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of the Company's products. In addition, the Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Substantially all current employees involved in product development have signed an assignment of inventions agreement. There can be no assurance that the legal protections afforded to the Company or the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of the Company's proprietary software could disadvantage the Company in its efforts to attract and retain new clients in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense. The Company believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded to its technology.

RISKS RELATED TO TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

         The market for the Company's products is characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of



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



existing products. The Company's future success will depend, in part, upon its ability to enhance its current products, to respond effectively to technological changes, to sell additional products to its existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of its clients. The Company will devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete.

QUALITY ASSURANCE AND PRODUCT ACCEPTANCE CONCERNS

         Health care providers demand the highest level of reliability and quality from their information systems. Although the Company devotes substantial resources to meeting these demands, its products may, from time to time, contain errors. Such errors may result in loss of, or delay in, market acceptance of its products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations, financial condition or business.

COMPETITION

         The market for practice management systems such as The Medical Manager is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services that they offer. The Company competes with different companies in each of its target markets. Many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, hospitals, third-party administrators, insurers, health care organizations and others, may enter certain markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's results of operations, financial condition or business.

RISK OF PRODUCT-RELATED CLAIMS

         Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract claims against the Company by its clients, their patients or others. The Company's products manage and report on financial data, and any errors in such financial data could result in liability to the Company. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in liability to the Company. The Company maintains insurance to protect against such claims, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that the Company will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

YEAR 2000 COMPLIANCE

         The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The Year 2000 issue is whether the computer systems will properly recognize date sensitive information when the year changes to 2000. This Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions nationwide.

         The Company has begun to review software used internally by the Company in all support systems to determine whether they are Year 2000 compliant. The Company plans to have formal Year 2000 initiatives developed to address any conversion update or upgrade necessary to become Year 2000 compliant on software currently used by the Company. Any new software or support systems implemented in the future will be Year 2000 compliant or will have updates or upgrades available before the Year 2000 to enable the system to be Year 2000 compliant. Management has not yet assessed the Year 2000 compliance expense and related potential effect on the Company's results of operations, financial condition or business.

DEPENDENCE ON KEY PERSONNEL

         The Company's operations are dependent on the continued efforts of the executive officers and the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement, which includes confidentiality and non-compete provisions, with each of the Company's executive officers, there can be no assurance that any individual will continue in his present capacity with the Company for any particular period of time. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably.

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT HEALTH CARE REFORM PROPOSALS

         The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company's products are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or health care reforms might have on its results of operations, financial condition or business.



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



RISK ASSOCIATED WITH GOVERNMENT REGULATION

         The United States Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDA Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications (each a "510(k) Application") and otherwise comply with the requirements of the FDA Act applicable to medical devices.

         The Company intends to distribute in the United States a medical image management device (the "image module"), which was cleared by the FDA on April 4, 1997 and is manufactured by a third party in accordance with specifications set forth in the cleared 510(k) Application. Prior to marketing the third party image module, the Company will create an interface between The Medical Manager practice management system and the image module. The Company believes that the addition of its practice management system to the image module does not change the image module's intended use or significantly change the safety or efficacy of the product such that a new 510(k) Application is required.

         The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager software could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

         The Company's directors, executive officers and holders of more than 5% of the Common Stock beneficially own approximately 47.09% of the outstanding shares of Common Stock as of February 26, 1998. Although these persons do not presently have any agreements or understandings to act in concert, any such agreement or understanding would allow them to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders.

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

         The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market. The 6,000,000 shares sold in the IPO are freely tradable unless held by affiliates of the Company. Simultaneously with the closing of the IPO, the stockholders of the Founding Companies received, in the aggregate 11,705,470 shares of Common Stock as a portion of the consideration for the sale of their businesses to the Company. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. All of the stockholders who received these shares, other than Electronic Data Systems Corporation, agreed with the Company not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the IPO. However, the one year lockup period has expired and the stockholders who received these shares have certain demand and piggyback registration rights with respect to these shares. The Company has also registered 5,000,000 shares of Common Stock which may be used in connection with future acquisitions. Such shares shall, upon issuance thereof, be freely tradeable, unless acquired in connection with an acquisition by an affiliate of the Company or an affiliate of the company being acquired, in which case they may be sold pursuant to Rule 145 under the Securities Act. In addition, resale of these shares may be contractually restricted.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

         The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Company's Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's Amended and Restated Bylaws (the "Amended and Restated Bylaws") contain other provisions that may have an anti-takeover effect.

                                 USE OF PROCEEDS

         This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of outstanding Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the aggregate number of shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Common Stock to be beneficially owned by each Selling Stockholder upon completion of the offering made hereby. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the offering made hereby. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following table.

                                                                                                 NUMBER OF SHARES
                                                                             NUMBER OF             BENEFICIALLY
                                                NUMBER OF SHARES           SHARES OFFERED        OWNED AFTER SALE
SELLING STOCKHOLDER                          BENEFICIALLY OWNED (1)            HEREBY                   (1)
-------------------                          ----------------------        --------------        -----------------
Companion Technologies Corporation                 14,044                      14,044                  0

John Zink(1)                                        8,382                       8,382                  0

Health Care Management Solutions, Inc.             56,321                      56,321                  0

Esther Lausen Lang                                 24,311                      24,311                  0

Evelyn J. Bennett(2)                               15,774                      15,774                  0

Susan A. Mihalcin(2)                                3,943                       3,943                  0

David Eggert(3)                                     7,540                       7,540                  0

Helena Ho Tseung(3)                                 7,540                       7,540                  0

Thomas Warley(3)                                    7,540                       7,540                  0

Paul Touris(3)                                      7,540                       7,540                  0

----------------------

(1) Was a principal of Professional Management Systems, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.

(2) Was a principal in Medical Practice Support Services, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.

(3) Was a principal in Strategic Systems, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock").

         The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in the Certificate of Incorporation and the Amended and Restated Bylaws and are qualified in their entirety by reference thereto.

COMMON STOCK

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders, including the election of directors. The Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of shares of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

         The Common Stock trades on Nasdaq under the symbol "MMGR."

PREFERRED STOCK

         The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

         One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

         The Company is subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

         LIMITATION ON LIABILITY. Pursuant to the Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

         INDEMNIFICATION. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director of officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate of Incorporation and the Amended and Restated Bylaws contain provisions that could have an antitakeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in which it believes to be the best interest of the stockholders.

         The following is a summary of such provisions in the Certificate of Incorporation and the Amended and Restated Bylaws. The Board of Directors has no current plans to formulate or effect additional measures that could have an antitakeover effect.

         CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted with an unsolicited proposal by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. Directors, if any, elected by holders of the Preferred Stock voting as a class, will not be classified as aforesaid. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision will preclude the stockholder, from removing incumbent directors without cause.

         ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINEES. The Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 90 days prior to any annual meeting or 10 days following notice to the stockholder of any special meeting called for the election of directors.

         Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee and other information that may be required under the proxy rules of the Commission. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

         The presiding officer of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. Nothing in the nomination procedure will preclude discussion by any stockholder of any nomination properly made or brought before any meeting called for the election of directors in accordance with the above-mentioned procedures.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which prices may be changed from time to time. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of up to five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will pay substantially all of the expenses incident to the offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Stockholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. [The Company has agreed to indemnify the Selling Stockholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain labilities under the Securities Act.]

         If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

         The validity of shares of the Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of the Common Stock.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on March 12, 1998; (ii) all other reports filed by the Company pursuant to Section 13 (a) or 15(d) of the Exchange Act since December 31, 1997, specifically including the Company's Amended Current Report on Form 8-K/A, which was filed with the Commission on March 16, 1998, and the Company's Amended Current Report on Form 8-K/A, which was filed with the Commission on March 17, 1998; and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated and filed with the Commission on January 7, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

         THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE

DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO FRANKLYN M. KRIEGER, SECRETARY, MEDICAL MANAGER CORPORATION, 3001 NORTH ROCKY POINT DRIVE EAST, SUITE 100, TAMPA, FLORIDA 33607, TELEPHONE (813) 287-2990.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering made hereby. All of such amounts (except the SEC Registration Fee) are estimated.

         SEC Registration Fee ...................................   1,127
         Printing and Engraving Costs............................  10,000
         Legal Fees and Expenses.................................   5,000
         Accounting Fees and Expenses............................   5,000
         Miscellaneous...........................................   3,873
                  Total..........................................  25,000

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Amended and Restated Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

ITEM 16.   EXHIBITS

EXHIBIT
NUMBER                              DESCRIPTION
--------                            -----------

2.1 Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Personalized Programming, Inc., PPI Acquisition I Corp. and the Stockholder named therein (Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-13101))

2.2 Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Plus, Inc., Systems Plus Distribution, Inc., SPI Acquisition I Corp., SPDI Acquisition I Corp. and the Stockholder named therein (Incorporated by reference to Exhibit
         2.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-13101))

2.3 Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, National Medical Systems, Inc., NMS Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-13101))

2.4 Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, RTI Business Systems, Inc., RTI Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.4 to the Registration Statement on Form S-1 (File No. 333-13101))

2.5 Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Management, Inc., SMI Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.5 to the Registration Statement on Form S-1 (File No. 333-13101))

2.6 Stock for Asset Purchase Agreement dated July 17, 1997, by and among Medical Manager Northeast, Inc., a New York corporation; The Computer Clinic, Inc., a New York corporation; MedPlus of New York, Inc., a New York corporation; Command Solutions, Inc. d/b/a Great Lakes Medical Systems, an Ohio corporation; and Michael G. Sherman, a resident of the state of New York (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 7, 1997)

2.7 Asset Purchase Agreement dated as of September 10, 1997, by and among Medical Manager Midwest, Inc., Professional Management Systems, Inc. and the Stockholders named herein (Incorporated by reference to Exhibit
         2.1 to the Company's Current Report on Form 8-K dated September 25,
         1997)

2.8 Purchase Agreement dated as of September 11, 1997, by and among Medical Manager Southeast, Inc., National Data Corporation, CIS Technologies, Inc., AMSC, Inc. and AMSC Midwest, Inc. (Incorporated by reference to
         Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 25, 1997)

2.9 Asset Purchase Agreement dated as of December 31, 1997, by and among Medical Manager Corporation, Blue Cross And Blue Shield of South Carolina, Companion Technologies Corporation, and Companion Technologies of Florida, Inc. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 15, 1998)

2.10 Stock Purchase Agreement dated as of December 31, 1997 by and among Medical Manager Corporation, Blue Cross And Blue Shield of South Carolina, Companion Technologies Corporation, and Companion Technologies Corporation of Texas. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated January 15, 1998)

3.1 Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-13101))

3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K filed March 12, 1998)

4.1 Form of Certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

4.2 Credit Agreement, dated as of January 14, 1998 by and-between Medical Corporation, a Delaware corporation as Borrower, and Barnett Bank, N.A.,a national banking association, and its successors and assigns as Lender

5.1      Opinion of Akerman, Senterfitt & Eidson, P.A.

10.1 1996 Long-Term Incentive Plan of the Company (Incorporated by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-13101))

10.2 Amended and Restated 1996 Non-Employee Directors' Stock Plan of the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed March 12, 1998)

10.3 Employment Agreement between the Company and Michael A. Singer (Incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.4 Employment Agreement between the Company and Richard W. Mehrlich (Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.5 Employment Agreement between the Company and John H. Kang (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.6 Employment Agreement between the Company and Frederick B. Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K filed April 10, 1997.)

10.7 Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

10.8 Employment Agreement between the Company and Henry W. Holbrook (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.9 Employment Agreement between the Company and Thomas P. Liddell (Incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.10 Lease between PPI Holding Company, Inc. and Personalized Programming, Inc., dated March 12, 1996, as amended, (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-13101))

10.11 Lease between Liddell, L.L.C. and Systems Management, Inc. (Incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.12 Master License Agreement between Personalized Programming, Inc. and Systems Plus, Inc. dated November 15, 1982, together with eight addenda thereto (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-13101))

10.13 Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National Medical Systems, Inc. (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-13101))

10.14 Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and Electronic Data Systems Corporation (Incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

21       List of subsidiaries of the Company (incorporated by reference to
         Exhibit 21 to the Company's Annual Report on Form 10-K filed March 12,
         1998)

23.1     Consent of Coopers & Lybrand L.L.P.

23.2     Consent of Coopers & Lybrand L.L.P.

23.3 Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion filed as Exhibit 5.1)

ITEM 17.   UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, Medical Manager Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 17th day of March, 1998.

                                               MEDICAL MANAGER CORPORATION


                                               By: /s/ Frederick B. Karl, Jr.
                                                  ------------------------------
                                                   FREDERICK B. KARL, JR.
                                                   Vice President and
                                                   General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in their capacities on March 17, 1998.


                     SIGNATURE                                                           TITLE
                     ---------                                                           -----

              *
------------------------------------------                             Chairman of the Board and Chief Executive
         MICHAEL A. SINGER                                               Officer (Principal Executive Officer)


              *
------------------------------------------                               Vice President and Chief Financial Officer
         LEE A. ROBBINS                                                 (Principal Financial and Accounting Officer)

              *
------------------------------------------                                        President and Director
         JOHN H. KANG



                     SIGNATURE                                                           TITLE
                     ---------                                                           -----



       /s/ Frederick B. Karl, Jr.
------------------------------------------                          Vice President, General Counsel and Director
         FREDERICK B. KARL, JR.


               *                                                                       Director
------------------------------------------
         COURTNEY F. JONES

               *                                                                       Director
------------------------------------------
         RAYMOND KURZWEIL

               *                                                                       Director
------------------------------------------
         RICHARD W. MEHRLICH

               *                                                                       Director
------------------------------------------
         CHRIS A. PEIFER

*By Frederick B. Karl, Jr. as attorney-in-fact.



                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------


2.1* Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Personalized Programming, Inc., PPI Acquisition I Corp. and the Stockholder named therein (Incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-13101))

2.2* Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Plus, Inc., Systems Plus Distribution, Inc., SPI Acquisition I Corp., SPDI Acquisition I Corp. and the Stockholder named therein (Incorporated by reference to Exhibit
         2.2 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-13101))

2.3* Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, National Medical Systems, Inc., NMS Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333- 13101))

2.4* Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, RTI Business Systems, Inc., RTI Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.4 to the Registration Statement on Form S-1 (File No. 333-13101))

2.5* Agreement and Plan of Reorganization, dated as of September 30, 1996, by and among the Company, Systems Management, Inc., SMI Acquisition I Corp. and the Stockholders named therein (Incorporated by reference to Exhibit 2.5 to the Registration Statement on Form S-1 (File No. 333-13101))

2.6* Stock for Asset Purchase Agreement dated July 17, 1997, by and among Medical Manager Northeast, Inc., a New York corporation; The Computer Clinic, Inc., a New York corporation; MedPlus of New York, Inc., a New York corporation; Command Solutions, Inc. d/b/a Great Lakes Medical Systems, an Ohio corporation; and Michael G. Sherman, a resident of the state of New York (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 7, 1997)

2.7* Asset Purchase Agreement dated as of September 10, 1997, by and among Medical Manager Midwest, Inc., Professional Management Systems, Inc. and the Stockholders named herein (Incorporated by reference to Exhibit
         2.1 to the Company's Current Report on Form 8-K dated September 25,
         1997)

2.8* Purchase Agreement dated as of September 11, 1997, by and among Medical Manager Southeast, Inc., National Data Corporation, CIS Technologies, Inc., AMSC, Inc. and AMSC Midwest, Inc. (Incorporated by reference to
         Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 25, 1997)

2.9* Asset Purchase Agreement dated as of December 31, 1997, by and among Medical Manager Corporation, Blue Cross And Blue Shield of South Carolina, Companion Technologies Corporation, and Companion Technologies of Florida, Inc. (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 15, 1998)

2.10* Stock Purchase Agreement dated as of December 31, 1997 by and among Medical Manager Corporation, Blue Cross And Blue Shield of South Carolina, Companion Technologies Corporation, and Companion Technologies Corporation of Texas. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated January 15, 1998)

3.1* Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-13101))

3.2* Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K filed March 12, 1998)

4.1* Form of Certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

4.2* Credit Agreement, dated as of January 14, 1998 by and-between Medical Corporation, a Delaware corporation as Borrower, and Barnett Bank, N.A.,a national banking association, and its successors and assigns as Lender

5.1*     Opinion of Akerman, Senterfitt & Eidson, P.A.

10.1* 1996 Long-Term Incentive Plan of the Company (Incorporated by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-13101))

10.2* Amended and Restated 1996 Non-Employee Directors' Stock Plan of the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed March 12, 1998)

10.3* Employment Agreement between the Company and Michael A. Singer (Incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.4* Employment Agreement between the Company and Richard W. Mehrlich (Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.5* Employment Agreement between the Company and John H. Kang (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.6* Employment Agreement between the Company and Frederick B. Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K filed April 10, 1997.)

10.7* Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

10.8* Employment Agreement between the Company and Henry W. Holbrook (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.9* Employment Agreement between the Company and Thomas P. Liddell (Incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.10* Lease between PPI Holding Company, Inc. and Personalized Programming, Inc., dated March 12, 1996, as amended, (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-13101))

10.11* Lease between Liddell, L.L.C. and Systems Management, Inc. (Incorporated by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K filed April 10, 1997)

10.12* Master License Agreement between Personalized Programming, Inc. and Systems Plus, Inc. dated November 15, 1982, together with eight addenda thereto (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-13101))

10.13* Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National Medical Systems, Inc. (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-13101))

10.14* Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and Electronic Data Systems Corporation (Incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-13101))

21* List of subsidiaries of the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed March 12, 1998)

23.1*    Consent of Coopers & Lybrand L.L.P.

23.2**   Consent of Coopers & Lybrand L.L.P.

23.3* Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion filed as Exhibit 5.1)

-----------------

   * Previously filed.
  ** Filed herewith.